EXHIBIT 77C

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A special meeting of shareholders of each Fund was held on December 5, 2002 to approve the following:

1. a Sub-Advisory Agreement between ING Investments, LLC and ING Investment Management Advisors, B.V. with no change in the Adviser or the overall management fee paid by the Fund:

     ING VP Emerging Markets Fund, Inc.
          For:                     2,986,515
          Against:                   101,487
          Shares Abstained:          543,714
          Total Shares Voted:      3,631,716